UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2005
GENITOPE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50425	77-0436313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
525 Penobscot Drive
Redwood City, California 94063
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 482-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Letter of Credit and Reimbursement Agreement with Comerica Bank
On December 15, 2005, Genitope Corporation (“Genitope”) entered into a Letter of Credit and Reimbursement Agreement (the “Reimbursement Agreement”) and related Security Agreement (“Security Agreement”) with Comerica Bank that provides for the issuance of four letters of credit, described below as the Rent Letters of Credit and the Construction Letters of Credit. These Letters of Credit were provided to secure certain rental and construction obligations under the lease and construction agreements for Genitope’s new manufacturing facility and corporate headquarters.
In May 2005, Genitope enter into two lease agreements (the “Lease Agreements”) with Richard T. Peery Separate Property Trust and the John Arrillaga Survivor’s Trust (“Landlord”), under which Genitope leased an aggregate of approximately 220,000 square feet of space located in two buildings at the Ardenwood Technology Park in Fremont, California for the construction of a new manufacturing facility and corporate headquarters (the “New Manufacturing Facility and Corporate Headquarters”). The Lease Agreements required Genitope to provide a $2.0 million security deposit, of which $1.0 million was in the form of cash and $1.0 million was in the form of a letter of credit. As of September 30, 2005, we have paid a cash security deposit to the Landlord of $1.0 million. As of December 15, 2005, we have provided two letters of credit to the Landlord in the aggregate amount of $1.0 million (the “Rent Letters of Credit”) that were issued pursuant to the terms and conditions of the Reimbursement Agreement. The Rent Letters of Credit will expire on January 29, 2021. Pursuant to the terms of the Security Agreement, the Rent Letters of Credit will be collateralized in the same amount by a certificate of deposit held in a Genitope bank account. Our balance sheet at December 31, 2005 will record the collateralized bank account balance as restricted cash.
In May 2005, simultaneously with the execution of the Lease Agreements, we entered into two construction agreements (the “Construction Agreements”) with the Landlord, to provide for the build-out of New Manufacturing Facility and Corporate Headquarters. As part of the Construction Agreements, the Landlord agreed to provide to us a tenant improvement allowance of approximately $26.3 million to be applied toward the construction of the two buildings. Prior to the commencement of construction, we were required to provide an irrevocable unconditional letter of credit equal to the difference between the total estimated construction costs and the improvement allowance, which difference is estimated to be up to approximately $34.0 million. On December 15, 2005, two letters of credit were provided to the Landlord in the aggregate amount of $34.0 million (the “Construction Letters of Credit”) that were issued pursuant to the terms and conditions of the Reimbursement Agreement. The Construction Letters of Credit will expire on May 30, 2009. Pursuant to the terms of the Security Agreement, the Construction Letters of Credit will be collateralized by cash, cash equivalents and marketable securities held in a Genitope bank/investment account totaling approximately $38.0 million. Our balance sheet at December 31, 2005 will record the collateralized bank account balance as restricted cash. As we proceed with the build-out and the payment of the construction costs, the collateralized assets and restricted cash will decrease by a comparable amount.
The Reimbursement Agreement contains customary affirmative and negative covenants and other restrictions. In addition, the Reimbursement Agreement contains customary events of default, including the following: nonpayment of fees or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; invalidity of security; and change in management; and events having a material adverse effect on the business, assets, liabilities or condition of Genitope. If an event of default occurs and is continuing, the bank may cause all amounts outstanding under the Reimbursement Agreement at that time to become immediately due and payable. The foregoing description of the Reimbursement Agreement and Security Agreement are qualified in their entirety by reference to Exhibits 10.1 and 10.2 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated by reference into this Item.
Item 9.01 Financial Statements and Exhibits.
The following exhibits are filed herewith in accordance with the provisions of Item 601 of Regulation S-K:
10.1. Letter of Credit and Reimbursement Agreement between Genitope Corporation and Comerica Bank, dated December 15, 2005.
10.2. Security Agreement between Genitope Corporation and Comerica Bank, dated December 15, 2005.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Genitope Corporation

Dated: December 19, 2005	By:	/s/ John Vuko

John Vuko
Vice President, Finance and Chief Financial Officer

Exhibit Index
10.1. Letter of Credit and Reimbursement Agreement between Genitope Corporation and Comerica Bank, dated December 15, 2005.
10.2. Security Agreement between Genitope Corporation and Comerica Bank, dated December 15, 2005.